Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Third Quarter Revenue Increases 16% Over Prior Year

Onvia Decreases Net Loss by 44% Over Prior Year

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – November 2, 2006 – Onvia, a leading provider of comprehensive government sales intelligence to businesses seeking government procurement opportunities, announced its third quarter financial results today. Revenues for the third quarter increased 16% to $4.3 million from $3.7 million in the third quarter of 2005. The comparable revenue growth rate in the second quarter of 2006 was 10% over the prior year. Gross margin improved to 81% from 75% in the prior year and from 79% in the second quarter of 2006. Net loss decreased to $849,000 from $1.5 million in the third quarter of 2005 and $1.5 million in the second quarter of 2006. Loss per share for the third quarter decreased to $0.11 from $0.19 in the third quarter of 2005, and from a loss of $0.20 in the second quarter of 2006.

Year over year, unearned revenue increased 36% to $8.3 million from $6.1 million as of September 30, 2005. Unearned revenue represents the unrecognized value of paid or billed client subscriptions and content license contracts.

Cash used in operations of $1.0 million in the third quarter of 2006 decreased by 38% compared to the third quarter of 2005. Cash used in operations includes $548,000 in lease payments on idle office space in the third quarter of 2006 in compared to $576,000 in the same period last year.

In the third quarter of 2006, Onvia leased all of its idle office space to a third party, and entered into an amended lease with its current landlord, reducing Onvia’s lease obligation by approximately 49,000 square feet. Onvia will retain approximately 30,000 square feet of office space effective January 1, 2007 though April 30, 2010. The new lease decreases Onvia’s total future lease obligation by approximately $3.2 million through the lease term, and Onvia will incur cash expenditures to execute the lease of approximately $500,000 in the fourth quarter of 2006. The new lease amendment led to a reduction in the idle lease accrual and an increase in net income of approximately $230,000 in the third quarter of 2006. The net adjustment represents the difference between Onvia’s original sublease estimates and the actual negotiated terms included in the amended lease. The accrual for the idle office lease is approximately $4.7 million as of September 30, 2006.

New Database Products

Onvia’s mission is to become the authoritative source that businesses rely on for the relevant information, insight and intelligence required to grow their public-sector related business. To achieve this objective, Onvia invested $5 million in new product development, in proprietary content, and in sales process and infrastructure in 2005.

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The 2005 investment provided the resources to expand Onvia’s public sector database and develop database products previously unavailable in the marketplace. Onvia’s database analysis tool, Onvia Business Builder, was launched in August 2005, and Onvia’s database search tool, Onvia Navigator, was launched in April 2006. In the third quarter of 2006, 38% of transactions included either Navigator or Business Builder up from 33% in the second quarter of 2006. A year after the launch of Onvia Business Builder, nearly 28% of non-county clients subscribe to either Onvia Navigator or Onvia Business Builder. New product upgrades by existing clients has been higher than expected, and management believes the availability of these products has contributed to an increase in client retention.

“Our new database products were developed with the long-term objective of stimulating revenue growth and the achievement of profitability,” stated Mike Pickett, Onvia’s CEO and Chairman, “and we are very pleased with new product adoption and new product renewal rates to date.” Mr. Pickett continued, “Since the launch of the new products, revenue growth has accelerated from quarter to quarter and total costs have declined from the peak periods of new product investment in 2005. As a result, net loss has steadily improved from its highest point in the fourth quarter of 2005.”

Third Quarter Operating Metrics

Onvia’s business consists of two business channels: client subscriptions and content licenses.

Client subscriptions are sold directly to the end user of the business intelligence and are priced based upon the geographic range, nature of the content purchased and, in certain products, number of users.

Content license revenue is generated from customers who resell Onvia’s business intelligence to their customers. These contracts are generally single or multi-year arrangements invoiced on a periodic basis, and are not included in unearned revenue until billed.

The operating metrics used to measure the two business channels are number of clients, annual contract value, annual contract value per client, and quarterly contract value per client. During the third quarter of 2006, Onvia discontinued service to 2,000 county clients who did not upgrade their service, and the number of county clients is expected to continue to decrease over the next few quarters. At September 30, 2006, Onvia had 2,700 remaining county clients with an average contract value of $57 per client which, in the aggregate, represents less than 1% of Onvia’s annual contract value. The county level product is not part of Onvia’s ongoing business; therefore county clients are excluded from the current and historical client and per client metrics described below.

Clients

At September 30, 2006, Onvia had approximately 9,200 clients, down from approximately 9,500 at both September 30, 2005 and June 30, 2006. Consistent with the focus on high value clients, Onvia continued to upgrade its lower-valued clients to higher-valued, more comprehensive offerings. The third quarter decline in the client base was primarily due to the non-renewal of entry level clients who subscribe to Onvia’s Metro product.

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Annual Contract Value

Annual contract value is the aggregate annual revenue value of the subscription client base. Growth in annual contract value demonstrates success in increasing the number of high value clients and upgrading existing clients into new and higher valued products. At September 30, 2006, annual contract value for client subscriptions was $14.9 million, up from $12.5 million at September 30, 2005, an increase of 19%. The annual contract value of content licenses was $2.2 million as of September 30, 2006 compared to $1.6 million at September 30, 2005 and is excluded from the client subscription metrics.

Annual Contract Value per Client

At September 30, 2006 annual contract value per client was $1,629 compared to $1,313 a year ago, and $1,512 at June 30, 2006.

Quarterly Contract Value per Client

Quarterly contract value per client represents the average annual contract value of all new and renewing clients transacting during the quarter and is a leading indicator of future annual contract value per client. During the third quarter of 2006, quarterly contract value per client was $1,823 compared to $1,292 a year ago, and $1,673 during the second quarter of 2006.

Other Items

Beginning in 2006, Onvia adopted the provisions of Statement of Financial Accounting Standards No. 123(R) Share Based Payment which requires that the fair value of stock-based awards be expensed in the Company’s financial statements. As a result of adoption of this new accounting standard, the Company incurred $300,000 of non-cash stock-based compensation expense in the quarter ended September 30, 2006, and $955,000 for the nine months ended September 30, 2006. Onvia estimates that this new standard will result in approximately $1.3 million of non-cash stock-based compensation expense in 2006. Non-cash stock-based compensation expense is included in operating expenses and allocated based upon the recipient of the award.

A conference call hosted by Onvia’s management will be held today, Thursday, November 2, 2006 at 1:30 p.m. PST to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website or by dialing 1-800-675-9924, pass code 11306, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

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About Onvia

Onvia (NASDAQ: ONVI) helps companies identify and win government business across such diverse markets as architecture, engineering, construction, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. Approximately 9,200 Onvia clients across the United States enjoy significant competitive advantage through customized, searchable access to Onvia’s Dominion™ database, the most comprehensive source of actionable government procurement intelligence available. With ever expanding coverage of more than 71,000 federal, state and local purchasing entities, Onvia delivers timely, in-depth information and insight on requests for proposals and quotes, agencies, decision-makers, vendors and project histories to help companies focus their sales resources on the best opportunities and convert them into awards. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, new product investment, client count and client information, content licenses, the Onvia Business Builder and Onvia Navigator products, government agency participation, operating metrics, subleasing idle office space, and changes to Onvia’s sales organization. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new products strategy; the new products fail to meet their expected capabilities; the new products fail to be as comprehensive as Onvia believes; Onvia’s clients are dissatisfied with the new products; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offerings; customer adoption of new products is slower than expected; Onvia fails to increase annual contract value; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s focus on high value clients is misplaced; and Onvia fails to continue to upgrade its existing client base into new and higher valued products.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2005, Onvia’s Quarterly Report on Form 10-Q for the second quarter ended June 30, 2006, and Onvia’s Proxy Statement filed with the SEC on April 5, 2006.